We consent to the inclusion in the Registration Statement (Form S-1/A6) of Charlotte Capital Corp. of our report dated May 20, 2011, with respect to the balance sheet as of February 28, 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on February 7, 2011 to February 28, 2011 to be included in this Registration Statement (Form S-1/A6).

/s/ Sam Kan & Company ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
December 29, 2011 ___________________________________
Date